AGREEMENT AND PLAN OF MERGER

               AGREEMENT AND PLAN OF MERGER, dated as of September 29, 1999 (this "Agreement"), by and among F.S. Convenience Stores, Inc., a Florida corporation ("FSCI"), United Petroleum Corporation, a Delaware corporation (the "Company") and Chapter 11 debtor-in-possession, in case No. 99-88 (PJW) (the "Chapter 11 Case"), pending in the United States Bankruptcy Court for the District of Delaware (the "Bankruptcy Court"), and United Petroleum Subsidiary, Inc., a Delaware corporation ("UPC Merger Sub").

               WHEREAS, on July 23, 1999, the Company filed with the Bankruptcy Court its second amended chapter 11 reorganization plan (the "Chapter 11 Plan");

               WHEREAS, pursuant to this Agreement and the Chapter 11 Plan, UPC Merger Sub shall acquire FSCI;

               WHEREAS, to complete such acquisition, the Company, UPC Merger Sub, and FSCI propose the merger of FSCI with and into UPC Merger Sub (the "Merger") in a forward triangular merger, such that the holders (collectively, the "FSCI Shareholder") of FSCI's capital stock (the "FSCI Common Stock") will receive certain common and preferred stock of the reorganized Company, and $3 Million in cash, pursuant to and subject to the terms and conditions of this Agreement and the Chapter 11 Plan;

               WHEREAS, on the Effective Date of the Chapter 11 Plan, each share of the Company's common stock then issued and outstanding shall be canceled, annulled and extinguished; and

               WHEREAS, on the Effective Date, the Company shall be authorized to issue 10,000,000 shares of New UPC Common Stock and 300,000 shares of New UPC Preferred Stock,

               NOW, THEREFORE, in consideration of the premises and of the mutual covenants, representations, warranties and agreements herein contained, and other good and valuable considerations, the receipt and adequacy of which are hereby conclusively acknowledged, the parties hereto, intending to be legally bound, agree as follows:

                                    ARTICLE I

                         THE MERGER AND RELATED MATTERS

               Section 1.1 The Merger.

                    (a) Subject to the terms and conditions of this Agreement, at the time of the Closing, a certificate of merger (the "Certificate of Merger") shall be duly prepared, executed and acknowledged by FSCI and UPC Merger Sub in accordance with the Delaware General Corporation Law, 8 Del. C.
Section 101 et seq. (the "DGCL"). The Certificate of Merger and any certificate required to effect the Merger under the applicable provisions of Florida law shall be filed on the Closing Date with the Secretary of State of the State of Delaware and the Secretary of State of the State of Florida, respectively. The Merger shall become effective upon the filing of the Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the provisions and requirements of the DGCL. The date and time when the Merger shall become effective is hereinafter referred to as the "Effective Date" or "Effective Time."

                    (b) At the Effective Time, FSCI shall be merged with and into UPC Merger Sub, the separate corporate existence of FSCI shall cease, and UPC Merger Sub shall continue as the surviving corporation under the laws of the State of Delaware (the "Surviving Corporation").

                    (c) From and after the Effective Time, the Merger shall have the effects set forth in section 259 of the DGCL.

               Section 1.2 Consideration. At the Effective Time, the FSCI Shareholder shall, by virtue of the Merger and without any action on the part of the FSCI Shareholder, in exchange for the surrender to the Company of all outstanding shares of FSCI Common Stock, receive (i) 2,400,000 fully paid and nonassessable shares of New UPC Common Stock (as defined in Section 2.2(c) hereof), (ii) 70,000 shares of New UPC Preferred Stock (as defined in Section 2.2(c) hereof), and (iii) cash in the amount of three million dollars ($3,000,000.00)(collectively, the "Merger Consideration").

               Section  1.3  Certificate  of   Incorporation  of  the  Surviving
Corporation.   The   certificate  of   incorporation   of  UPC  Merger  Sub,  in
substantially the form attached as Exhibit A, shall be the certificate of incorporation of the Surviving Corporation (the "Certificate of Incorporation").

               Section 1.4 Bylaws of the Surviving Corporation. The bylaws of UPC Merger Sub, in substantially the form attached as Exhibit B, shall be the bylaws of the Surviving Corporation ("Bylaws").

               Section 1.5 Directors and Officers of the Surviving Corporation. At the Effective Time, the directors set forth in Schedule 1.5 shall be the directors of the Company and the Surviving Corporation, each of such directors to hold office, subject to the applicable provisions of the Certificate of Incorporation and Bylaws of the Company or the Surviving Corporation, as applicable, until the next annual stockholders' meeting of the Company or the Surviving Corporation, as applicable, and until their respective successors shall be duly elected or appointed and qualified. At the Effective Time, the officers described in Schedule 1.5 , subject to the applicable provisions of the Certificate of Incorporation and Bylaws of the Company or the Surviving Corporation, as appropriate, shall be the officers of the Company and the Surviving Corporation, as applicable until their respective successors shall be duly elected or appointed and qualified.

               Section 1.6 Closing. The Closing of the Merger shall take place at the offices of White & Case LLP, 200 South Biscayne Boulevard, Suite 4900, Miami, Florida, or, at the option of the lender providing the Merger Financing at the offices of the lender or counsel to such lender, as soon as practicable after the last of the conditions set forth in Article V hereof is fulfilled or waived but in no event later than 5:00 p.m., prevailing Eastern Time, on October 15, 1999, or at such other time and place and on such other date as FSCI, UPC Merger Sub and the Company shall mutually agree (the "Closing Date").

                                   ARTICLE II

                         REPRESENTATIONS AND WARRANTIES

               Section 2.1 Representations and Warranties of the Company and UPC Merger Sub. Except as may be otherwise disclosed in the Company Disclosure Schedule, attached or to be attached and initialed by all parties hereto, the Company and UPC Merger Sub hereby represent and warrant to FSCI as follows:

                    (a) Due Organization, Good Standing and Corporate Power. Except as disclosed in Schedule 2.1(a) hereto, each of the Company and its subsidiaries is a corporation duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation and each such corporation has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each of the Company and its subsidiaries is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except in such jurisdictions where the failure to be so qualified or licensed and in good standing would not have a material adverse effect on the business, properties, assets, liabilities, operations, results of operations, condition (financial or otherwise) (collectively, the "Condition") of the Company and its subsidiaries taken as a whole. The certificate of incorporation and bylaws of the Company, as amended and to be in effect as of the Effective Time, shall be substantially in the form attached hereto as Exhibit C.

                    (b) Authorization and Validity of Agreement. Subject to the entry of the Confirmation Order and the occurrence of the Effective Date of the Chapter 11 Plan, the Company and UPC Merger Sub have full corporate power and authority to execute and deliver this Agreement and to consummate the transactions and enter into the agreements contemplated hereby. The execution, delivery and performance of this Agreement by the Company and UPC Merger Sub, and the consummation by them of the transactions contemplated hereby, have been duly authorized and approved by their respective Boards of Directors and, subject to the entry of the Confirmation Order and the occurrence of the Effective Date of the Chapter 11 Plan, (i) no other corporate action on the part of the Company or UPC Merger Sub is necessary to authorize the execution, delivery and performance of this Agreement by the Company and UPC Merger Sub and the consummation of the transactions contemplated hereby, and (ii) this Agreement will constitute a valid and binding obligation of the Company and UPC Merger Sub enforceable against the Company and UPC Merger Sub in accordance with its terms. Subject to the entry of the Confirmation Order and the occurrence of the Effective Date of the Chapter 11 Plan, this Agreement has been duly executed and delivered by the Company and UPC Merger Sub.

                    (c) Capitalization.

                         (i) Upon the Effective Date of the Chapter 11 Plan, the
authorized capital stock of the Company will consist of 10,000,000 shares of common stock ("New UPC Common Stock"), 5,000,000 of which shall be issued and outstanding, and 300,000 shares of preferred stock, par value $100 per share ("New UPC Preferred Stock"), 140,000 shares of which shall be issued and outstanding. The authorized capital stock of UPC Merger Sub will consist of three thousand (3,000) shares of common stock, all of which shall be issued to and owned by the Company. New UPC Common Stock and New UPC Preferred Stock, when issued in accordance with the Chapter 11 Plan and this Agreement, (A) will be duly authorized, validly issued, fully paid and nonassessable, (B) will not be subject to, nor issued in violation of, any preemptive rights, and (C) will be free and clear of all liens, proxies, voting trusts, encumbrances, options or claims whatsoever. The holders of the New UPC Preferred Stock will have all of the powers, preferences and rights as set forth in the preference certificate.

                         (ii)  Schedule  2.1(c)(ii)  lists all of the  Company's
subsidiaries. All of the outstanding shares of capital stock of each of the Company's subsidiaries have been duly authorized and validly issued, are fully paid and nonassessable, are not subject to, nor were they issued in violation of, any preemptive rights, and are owned, of record and beneficially, by the Company, free and clear of all liens, encumbrances, options or claims whatsoever. Except as contemplated by this Agreement, no shares of capital stock of the Company or any of the Company's subsidiaries are reserved for issuance and there are no outstanding or authorized options, warrants, rights, subscriptions, claims of any character, agreements, obligations, convertible or exchangeable securities, or other commitments, contingent or otherwise, relating to the capital stock of the Company or any subsidiary of the Company, pursuant to which the Company or such subsidiary is or may become obligated to issue any shares of capital stock of the Company or such subsidiary or any securities convertible into, exchangeable for, or evidencing the right to subscribe for, any shares of the Company or such subsidiary. There are no restrictions of any kind that prevent the payment of dividends by any of the Company's subsidiaries. Except for the subsidiaries listed on Schedule 2.1(c)(ii), the Company does not own, directly or indirectly, any capital stock or other equity interest in any Person or have any direct or indirect equity or ownership interest in any Person and neither the Company nor any of its subsidiaries is subject to any obligation or requirement to provide funds for or to make any investment (in the form of a loan, capital contribution or otherwise) to or in any Person.

                    (d) Consents and Approvals; No Violations. Assuming that filings required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), are made and the waiting period thereunder has been terminated or has expired, the filing of the Certificate of Merger and other appropriate merger documents, if any, as required by the DGCL or under the applicable provisions of Florida law, are made, the Bankruptcy Court enters an order, that may be the Confirmation Order, approving the Merger and this Agreement, and subject to the receipt of those consents and approvals identified in Schedule 2.1(d), the execution and delivery of this Agreement by the Company and UPC Merger Sub and the consummation by the Company and UPC Merger Sub of the transactions contemplated hereby will not: (i) violate any provision of the certificate of incorporation of the Company or UPC Merger Sub or the bylaws of the Company or UPC Merger Sub, each as in effect as of the Effective Time; (ii) violate any statute, ordinance, rule, regulation, order or decree of any court or of any governmental or regulatory body, agency or authority applicable to the Company or UPC Merger Sub or by which any of their respective properties or assets may be bound; (iii) require any filing with, or permit, consent or approval of, or the giving of any notice to, any governmental or regulatory body, agency or authority; or (iv) result in a violation or breach of, conflict with, constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, payment or acceleration) under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of the Company or any of its subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, franchise, permit, agreement, lease, franchise agreement or other instrument or obligation to which the Company or any of its subsidiaries is a party, or by which it or any of their respective properties or assets may be bound, excluding from the foregoing clauses (iii) and (iv) filings, notices, permits, consents and approvals the absence of which, and violations, breaches, defaults, conflicts and liens that, in the aggregate, would not have a material adverse effect on the Condition of the Company and its subsidiaries taken as a whole; or (v) trigger any consent or approval requirements with respect to those leases, licenses, permits, or approvals held by the Company.

                    (e) Company Reports and Financial Statements. Except as set forth in Schedule 2.1(e), since December 31, 1996, the Company has filed all forms, reports and documents, together with all exhibits and amendments thereto with the Securities and Exchange Commission (the "Commission") required to be filed by it pursuant to the federal securities laws and the Commission rules and regulations thereunder, and all such forms, reports and documents filed by the Company with the Commission (collectively, the "Commission Filings") have complied in all material respects with all applicable requirements of the federal securities laws and the Commission rules and regulations promulgated thereunder. The Company has heretofore delivered to FSCI true and complete copies of all Commission Filings since December 31, 1996. As of their respective filing dates, the Commission Filings did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of the consolidated balance sheets as of the end of the fiscal years ended December 31, 1997 and 1998 and the consolidated statements of operations, consolidated statements of stockholders' equity and consolidated statements of changes in financial position for the fiscal years ended December 31, 1997 and 1998 included in the Commission Filings, were prepared in accordance with generally accepted accounting principles (as in effect from time to time) applied on a consistent basis (except as may be indicated therein or in the notes or schedules thereto) and fairly present in all material respects the consolidated financial position of the Company and its consolidated subsidiaries as of the dates thereof and the results of their operations and changes in financial position for the periods then ended.

                    (f) Minute Books. The minute books of the Company and its material subsidiaries, as previously made available to FSCI and its representatives, contain accurate records of all meetings of and corporate actions or written consents by the stockholders and Boards of Directors of the Company and its material subsidiaries since January 1, 1996.

                    (g) Title to Properties; Encumbrances; Facilities.

                         (i) The Company and each of its  subsidiaries has good,
valid and marketable title to (A) all its material tangible properties and assets (real and personal), including, without limitation, all the properties and assets reflected in the consolidated balance sheet as of December 31, 1998 included in the Disclosure Statement (the "Balance Sheet") except as indicated in the notes thereto and except for properties and assets reflected in the Balance Sheet that have been sold or otherwise disposed of in the ordinary course of business, and (B) all the tangible properties and assets purchased by the Company and any of its subsidiaries since December 31, 1998 except for such properties and assets that have been sold or otherwise disposed of in the ordinary course of business; in each case subject to no encumbrance, lien, charge or other restriction of any kind or character, except for (I) liens pertaining to indebtedness reflected in the Balance Sheet and described on
Schedule 2.1(g), (II) liens consisting of zoning or planning restrictions, easements, permits and other restrictions or limitations on the use of real property or irregularities in title thereto that do not materially detract from the value of, or impair the use of, such property by the Company or any of its subsidiaries in the operation of its respective business, (III) liens for current taxes, assessments or governmental charges or levies on property not yet due and delinquent, and (IV) statutory landlord's liens, liens granted to landlords under leases for the Company Facilities, and fee mortgages made by such landlords.

                         (ii)  Schedule  2.1(g) sets forth a list of all Company
Facilities now being occupied by the Company or any of its subsidiaries or used in connection with their respective operations. The Company Facilities are all premises leased or owned by the Company or any of its subsidiaries. Neither the Company nor any of its subsidiaries has received notice of any building or health code violations with respect to any of the Company Facilities. Each of the Company and its subsidiaries has complied with all federal, state and local laws, ordinances, rules and regulations applicable to each Company Facility, except where the failure to so comply would not have a material adverse effect on the Condition of the Company and its subsidiaries. There is no pending, proposed, or, to the Company's knowledge, threatened condemnation, eminent domain, or similar proceeding affecting any of the Company Facilities.

                    (h) Compliance with Laws. The Company and its subsidiaries are in compliance with all applicable laws, regulations, orders, judgments and decrees except where the failure to so comply would not have a material adverse effect on the Condition of the Company and its subsidiaries taken as a whole.

                    (i) Litigation. Except for the Chapter 11 Case and except as specifically disclosed in Schedule 2.1(i), there is no action, suit, proceeding at law or in equity, or any arbitration or any administrative or other proceeding by or before (or, to the best knowledge, information and belief of the Company, any investigation by) any governmental or other instrumentality or agency, pending, or, to the best knowledge, information and belief of the Company, threatened, against or affecting the Company or any of its subsidiaries, or any of their properties or rights. There are no such suits, actions, claims, proceedings or investigations pending or, to the best knowledge, information and belief of the Company, threatened, seeking to prevent or challenging the transactions contemplated by this Agreement. Except as disclosed in the Disclosure Statement, neither the Company nor any of its subsidiaries is subject to any judgment, order or decree entered in any lawsuit or proceeding that could have a material adverse effect on the Condition of the Company and its subsidiaries taken as a whole or on the ability of the Company or any subsidiary to conduct its business as presently conducted. Schedule 2.1(i) sets forth all litigation involving the Company or its subsidiaries that is pending or, to the Company's knowledge, threatened.

                    (j) Employee Benefit Plans.

                         (i)  List  of  Plans.  Set  forth  in  Schedule  2.1(j)
attached hereto is an accurate and complete list of all employee benefit plans ("Employee Benefit Plans") within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), whether or not any such Employee Benefit Plans are otherwise exempt from the provisions of ERISA, established, maintained or contributed to by the Company or any of its subsidiaries (including, for this purpose and for the purpose of all of the representations in this Section 2.1(j)), all employers (whether or not incorporated) that by reason of common control are treated together with the Company as a single employer within the meaning of Section 414 of the Internal Revenue Code of 1986, as amended (the "Code")).

                         (ii)  Status of Plans.  Neither  the Company nor any of
its subsidiaries maintains any Employee Benefit Plans subject to ERISA.

                         (iii) Contributions.  Full payment has been made of all
amounts that the Company or any of its subsidiaries is required, under applicable law or under any Employee Benefit Plan or any agreement relating to any Employee Benefit Plan to which the Company or any of its subsidiaries is a party, to have paid as contributions thereto as of the last day of the most recent fiscal year of such Employee Benefit Plan ended prior to the date hereof. The Company has made adequate provision for reserves to meet contributions that have not been made because they are not yet due under the terms of any Employee Benefit Plan or related agreements. Benefits under all Employee Benefit Plans are as represented and have not been increased subsequent to the date as of which documents have been provided to FSCI.

                         (iv) [Intentionally Omitted]

                         (v)  Tax  Qualification.  Each  Employee  Benefit  Plan
intended to be qualified under Section 401(a) of the Code has been determined to be so qualified by the Internal Revenue Service and nothing has occurred since the date of the last such determination that resulted or is likely to result in the revocation of such determination.

                         (vi)  Transactions.  No Reportable Event (as defined in
Section 4043 of ERISA) has occurred with respect to any Employee Benefit Plan for which the 30-day notice requirement has not been waived by the Pension Benefit Guaranty Corporation ("PBGC") and neither the Company nor any of its subsidiaries has engaged in any transaction with respect to the Employee Benefit Plans that would subject it to a tax, penalty or liability for prohibited transactions under ERISA or the Code nor has any of their respective directors, officers, or employees, to the extent they or any of them are fiduciaries with respect to such Employee Benefit Plans, breached any of their responsibilities or obligations imposed upon fiduciaries under Title I of ERISA or would result in any claim being made under or by or on behalf of any such Employee Benefit Plans by any party with standing to make such claim.

                         (vii)  Other  Plans.  The  Company  currently  does not
maintain any employee or non-employee benefit plans or any other foreign pension, welfare or retirement benefit plans other than those listed in Schedule 2.1(k).

                         (viii)  Documents.  The Company has made  available  to
FSCI and its counsel true and complete copies of (A) all Employee Benefit Plans as in effect, together with all amendments thereto that will become effective at a later date, as well as the latest Internal Revenue Service determination letter obtained with respect to any such Employee Benefit Plan qualified under
Section 401 or 501 of the Code and (B) Form 5500 for the most recent completed fiscal year for each Employee Benefit Plan required to file such form.

                    (k) Employment Relations and Agreements. (i) Each of the Company and its subsidiaries is in substantial compliance with all federal, state or other applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and has not and is not engaged in any unfair labor practice; (ii) to the Company's knowledge, no unfair labor practice complaint against the Company or any of its subsidiaries is pending before the National Labor Relations Board; (iii) there is no labor strike, dispute, slowdown or stoppage actually pending or, to the Company's knowledge, threatened against or involving the Company or any of its subsidiaries; (iv) no representation question exists respecting the employees of the Company or any of its subsidiaries; (v) to the Company's knowledge, no grievance that might have a material adverse effect on the Condition of the Company and its subsidiaries as a whole or the conduct of their respective businesses exists, no arbitration proceeding arising out of or under any collective bargaining agreement is pending and no claim therefor has been asserted; (vi) no collective bargaining agreement is currently in effect or being negotiated by the Company or any of its subsidiaries; and (vii) neither the Company nor any of its subsidiaries has experienced any material labor difficulty during the last three years. There has not been, and to the best knowledge of the Company, there will not be, any change in relations with employees of the Company or any of its subsidiaries as a result of the transactions contemplated by this Agreement that could have a material adverse effect on the Condition of the Company and its subsidiaries or the Surviving Corporation taken as a whole. Except as disclosed in Schedule 2.1(k) attached hereto (which schedule lists the maximum payment that could be owed), there exist no employment, consulting, severance or indemnification agreements between the Company and any director, officer or employee of the Company or any agreement that would give any Person the right to receive any payment from the Company as a result of the Merger.

                    (l) Taxes. Except as provided in Schedule 2.1(l), the Company has filed or caused to be filed, within the times and in the manner prescribed by law (including permitted extensions of time to file), all federal, state, local and foreign tax returns and tax reports that are required to be filed by, or with respect to, the Company or any of its subsidiaries. All federal, state, local and foreign income, profits, franchise, sales, use, occupancy, excise and other taxes and assessments (including interest and penalties) payable by, or due from, the Company or any of its subsidiaries (i) have either been fully paid or will be fully paid under the Chapter 11 Plan to the extent allowed as a Claim under the Chapter 11 Plan, and (ii) adequately disclosed and fully provided for in the books and financial statements of the Company and its subsidiaries. Except as provided in Schedule 2.1(l), the federal income tax liability of the Company and its subsidiaries has been finally determined for all fiscal years to and including the fiscal year ended December 31, 1996. No examination of any tax return of the Company or any of its subsidiaries is currently in progress. There are no outstanding agreements or waivers extending the statutory period of limitation applicable to any tax return of the Company or any of its subsidiaries.

                    (m) Intellectual Properties. In the operation of its business the Company and its subsidiaries have used, and currently use, domestic and foreign patents, patent applications, patent licenses, software licenses, know-how licenses, trade names, trademarks, copyrights, unpatented inventions, service marks, trademark registrations and applications, service mark registrations and applications, copyright registrations and applications, trade secrets and other confidential proprietary information (collectively the "Company Intellectual Property"). Schedule 2.1(m) attached hereto contains an accurate and complete list of all Company Intellectual Property that is of material importance to the operation of the business of the Company or any of its subsidiaries. Unless otherwise indicated in Schedule 2.1(m) the Company (or the subsidiary indicated) owns the entire right, title and interest in and to the Company Intellectual Property listed on Schedule 2.1(m) used in the operation of its business (including, without limitation, the exclusive right to use and license the same) and each item constituting part of the Company Intellectual Property that is owned by the Company or a subsidiary and listed on
Schedule 2.1(m) has been, to the extent indicated in Schedule 2.1(m), duly registered with, filed in or issued by, as the case may be, the United States Patent and Trademark Office or such other governmental entities, domestic or foreign, as are indicated in Schedule 2.1(m) and such registrations, filings and issuances remain in full force and effect. To the best knowledge of the Company, except as stated in such Schedule 2.1(m), there are no pending or threatened proceedings or litigation or other adverse claims affecting or with respect to the Company Intellectual Property. Schedule 2.1(m) lists all notices or claims currently pending or received by the Company or any of its subsidiaries during the past two years that claim infringement, contributory infringement, inducement to infringe, misappropriation or breach by the Company or any of its subsidiaries of any domestic or foreign patents, patent applications, patent licenses and know-how licenses, trade names, trademark registrations and applications, service marks, copyrights, copyright registrations or applications, trade secrets or other confidential proprietary information. To the best knowledge of the Company, except as indicated on Schedule 2.1(m), no Person is materially infringing the Company Intellectual Property.

                    (n) Broker's or Finder's Fee. No agent, broker, Person or firm acting on behalf of the Company is, or will be, entitled to any fee, commission or broker's or finder's fees from any of the parties hereto, or from any Person controlling, controlled by, or under common control with any of the parties hereto, in connection with this Agreement or any of the transactions contemplated hereby.

                    (o) Accounts Receivable. The accounts receivable of the Company and its subsidiaries as reflected in the Balance Sheet, to the extent uncollected on the date of this Agreement, and the accounts receivable reflected on the books of the Company are, on the basis of existing facts, valid and existing, represent monies due for goods sold and delivered or services rendered, and (subject to the aforesaid reserve) are subject to no refunds or other adjustments (except for returns or discounts for prompt payment given in the ordinary course of business) and to no defenses, rights of setoff, assignments, restrictions, encumbrances or conditions enforceable by third parties on or affecting any thereof.

                    (p) Inventories. The inventories reflected in the Balance Sheet were, and those reflected on the books of the Company and its subsidiaries since such date have been, determined and valued in accordance with generally accepted accounting principles applied on a consistent basis as reflected in the consolidated balance sheet, and existed on the respective dates. Except for normal spoilage or obsolescence, the inventories of the Company and its subsidiaries consist of items that are good and merchantable and are of a quality and quantity presently usable or salable in the ordinary course of business.

                    (q) Environmental Matters.

                         (i) The  Company  and each  subsidiary  is,  and at all
times has been, in substantial compliance with, and has not been and is not in violation of or liable under, any Environmental Law with respect to any of their real properties, leaseholds or other real property interests owned or leased by the Company or any of its subsidiaries, and any buildings, plants, structures, or equipment (including motor vehicles), that are owned or leased both as of the date hereof and as of the Closing Date ("Company Facilities"). Except for matters covered by applicable state remediation programs, the Company and its subsidiaries have not received any actual or threatened order, notice, or other communication from (A) any governmental body or private citizen acting in the public interest, or (B) the current or prior owner or operator of any Company Facilities, of any actual or potential violation or failure to comply with any Environmental Law, or of any actual or threatened obligation to undertake or bear the cost of any Environmental, Health, and Safety Liabilities with respect to any of the Company Facilities or any other properties or assets (whether real, personal, or mixed) in which the Company or any of its subsidiaries has an interest, or with respect to any Company Facility at or to which Hazardous Materials were generated, manufactured, refined, transferred, imported, used, or processed by the Company, any of its subsidiaries or any other Person for whose conduct they are or may be held responsible, or from which Hazardous Materials have been transported, treated, stored, handled, transferred, disposed, recycled, or received.

                         (ii) There are no pending or, to the  knowledge  of the
Company, threatened claims, liens, or other restrictions of any nature, resulting from any Environmental, Health, and Safety Liabilities or arising under or pursuant to any Environmental Law, with respect to or affecting any of the Company Facilities or any other properties and assets (whether real, personal, or mixed) in which the Company and of its subsidiaries has an interest.

                         (iii)  Except for  matters  covered  by any  applicable
state remediation programs or applicable insurance policies, the Company and its subsidiaries have not received any citation, directive, inquiry, notice, order, summons, warning, or other communication that relates to Hazardous Activity, Hazardous Materials, or any alleged, actual, or potential violation or failure to comply with any Environmental Law, or of any alleged, actual, or potential obligation to undertake or bear the cost of any Environmental, Health, and Safety Liabilities with respect to any of the Company Facilities.

                         (iv) Except for matters covered by any applicable state
remediation programs or by applicable insurance policies, the Company and its subsidiaries have no Environmental, Health, and Safety Liabilities with respect to the Company Facilities or with respect to any other properties and assets (whether real, personal, or mixed) in which the Company or any of its subsidiaries (or any predecessor), has an interest, or at any property geologically or hydrologically adjoining the Company Facilities or any such other property or assets.

                         (v) Except for matters covered by any applicable  state
remediation programs or by applicable insurance policies, there has been no Release or, to the knowledge of the Company, threat of Release, of any Hazardous Materials at or from the Company Facilities or, to the knowledge of the Company, at any other locations where any Hazardous Materials were generated, manufactured, refined, transferred, produced, imported, used, or processed from or by the Company Facilities, or from or by any other properties and assets (whether real, personal, or mixed) in which the Company or any of its subsidiaries has an interest, or to the knowledge of the Company any geologically or hydrologically adjoining property, whether by the Company, any of its subsidiaries or any other Person.

                         (vi) The  Company has made  available  to FSCI true and
complete copies and results of any reports, studies, analyses, tests, or monitoring possessed or initiated by the Company or any of its subsidiaries pertaining to Hazardous Materials or Hazardous Activities in, on, or under the Company Facilities, or concerning compliance by the Company, any of its subsidiaries, or any other Person for whose conduct they are or may be held responsible, with Environmental Laws.

                    (r) Chapter 11 Proceedings. The Company has complied in all material respects with the Bankruptcy Code, and with all other laws, rules, regulations, decrees or orders applicable to or arising out of the Chapter 11 Case, except to the extent that any such non-compliance would not have a material adverse affect on Condition of the Company. To the best of the Company's knowledge, all lists of creditors and stockholders, schedules, statements of affairs, and financial reports filed by the Company with the Bankruptcy Court were complete and accurate in all material respects as of the date filed or made. Such notice of the Chapter 11 Case as is required by the Bankruptcy Code has been or will be given to all known holders of Claims (as such term is defined in the Bankruptcy Code), and the Company shall serve notice of the transactions contemplated by this Agreement on parties entitled to such notice under the Bankruptcy Code, as modified by orders in respect of notice that may be issued at any time and from time to time by the Bankruptcy Court.

                    (s)  Absence  of Certain  Changes.  Except as  disclosed  in
Schedule 2.1(s) hereto, since December 31, 1998: (i) there has not been any material adverse change in the Condition of the Company and its subsidiaries, taken as a whole; (ii) the businesses of the Company and its subsidiaries have been conducted only in the ordinary course; (iii) the Company and its subsidiaries have not incurred any material liabilities (direct, contingent or otherwise) or engaged in any material transaction or entered into any material agreement outside the ordinary course of business; (iv) the Company and its subsidiaries have not increased the compensation of any officer or granted any general salary or benefits increase to their employees other than in the ordinary course of business; and (v) the Company and its subsidiaries have not taken any action referred to in Section 3.4 hereof except as permitted or required thereby.

                    (t) Material Contracts. Schedule 2.1(t) identifies all material contracts, agreements and other written or oral arrangements to which the Company or any of its subsidiaries is party and all arrangements that are filed with the Commission as part of the Commission Filings. True, correct and complete copies (with all amendments thereto) thereof have been made available to FSCI. "Material" contracts, agreements and arrangements are those that obligate the parties, in the aggregate, to in excess of $50,000 of obligations. With respect to each written arrangement so listed: (i) the written arrangement is legal, valid, binding, enforceable, and in full force and effect, and has not been materially amended or altered; (ii) the Company and its subsidiaries are not in breach or default, and no event has occurred that, with notice or lapse of time, or both, would constitute a breach or default by the Company or its subsidiaries or permit a party other than the Company or its subsidiaries to terminate, modify, or accelerate performance under any such written arrangement; and (iii) to the Company's knowledge, no party other than the Company or its subsidiaries is in breach or default, and no event has occurred that, with notice or lapse of time, or both, would constitute a breach or default or permit termination, modification, or acceleration, under any such written arrangement.

                    (u) Liabilities. The Company and its subsidiaries have no material outstanding claims, liabilities or indebtedness, contingent or otherwise, required to be reflected in a financial statement prepared in accordance with GAAP, except as set forth in the financial statements delivered to FSCI, or referred to in the footnotes thereto, other than liabilities incurred subsequent to December 31, 1998 in the ordinary course of business not involving borrowings by the Company and its subsidiaries. Except for that indebtedness and those obligations identified in the Disclosure Statement, the Company and its subsidiaries are not in default in respect of the material terms and conditions of any material indebtedness or other agreements. The Company currently estimates that the allowed amount of such Claims will not exceed $250,000. However, the Company has scheduled as disputed approximately $900,000 of unsecured claims and proofs of unsecured claims, which the Company likewise disputes, have been filed totaling approximately $2,000,000. Although the Company believes that all of the disputed scheduled and filed claims will ultimately be disallowed by the Bankruptcy Court, there can be no assurance that some or all of the disputed scheduled and filed claims will not be allowed by the Bankruptcy Court.

               Section 2.2 Representations and Warranties of FSCI. Except as may be otherwise disclosed in the FSCI Disclosure Schedule, attached or to be attached and initialed by the parties, FSCI represents and warrants to the Company and UPC Merger Sub, as of the Effective Time, as follows:

                    (a) Due Organization; Good Standing and Corporate Power.

                         (i) FSCI and, as of the Effective Time, a subsidiary of
FSCI ("FSCI Sub") formed solely to serve as a partner in the REWJB Gas Investments, a Florida general partnership (the "Gas Partnership"), Farm Stores Grocery, Inc., a Delaware corporation in which FSCI will own as of the Effective Time ten percent (10%) of the issued and outstanding stock ("FSG"), a subsidiary of FSG ("FSG Sub") formed solely to serve as a partner in REWJB Investments, a Florida general partnership (the "Drive-Thru Partnership" and, together with the Gas Partnership, the "Partnerships"), are each corporations duly incorporated, validly existing, and in good standing under the laws of their respective jurisdictions of incorporation and have all requisite corporate power and authority to own, lease and operate their respective properties and to carry on their respective businesses as now being conducted. FSCI, FSCI Sub, FSG, and FSG Sub are duly qualified or licensed to do business and are in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except in such jurisdictions where the failure to be so qualified or licensed and in good standing would not have a material adverse effect on the Condition of FSCI, FSCI Sub, FSG, FSG Sub, as appropriate.

                         (ii) Each of the  Partnerships has been duly formed and
is validly existing under the laws of the jurisdiction of its organization and has all requisite power and authority to own, lease and operate its properties and carry on its business as now being conducted. Each of the Partnerships is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the property owned, leased or operated by each of the Partnerships or the nature of the business conducted by the Partnerships makes such qualification necessary, except in such jurisdictions where the failure to be so qualified or licensed and in good standing would not have a material adverse effect on the Condition of the Partnerships.

                    (b) Authorization and Validity of Agreement. FSCI has full corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions and enter into the agreements contemplated hereby. The execution, delivery and performance of this Agreement by FSCI, and the consummation of the transactions contemplated hereby, has been duly authorized by the Board of Directors of FSCI. No other corporate action on the part of FSCI is necessary to authorize the execution, delivery and performance of this Agreement by FSCI and the consummation of the transactions contemplated hereby (other than the approval of this Agreement by the FSCI Shareholder). This Agreement has been duly executed and delivered by FSCI and is a valid and binding obligation of FSCI, enforceable against FSCI in accordance with its terms.

                    (c) Capitalization.

                         (i) The  FSCI  Common  Stock  is all of the  authorized
capital stock of FSCI and consists of 10,000 shares of common stock. As of the date hereof, (A) 10,000 shares of FSCI Common Stock are issued and outstanding,
(B) no shares of FSCI Common Stock are reserved for issuance pursuant to outstanding options or stock incentive plans, (C) all issued and outstanding FSCI Common Stock is owned by the FSCI Shareholder, and (D) no shares of FSCI Common Stock are held in FSCI's treasury. All issued and outstanding shares of FSCI Common Stock have been validly issued and are fully paid and nonassessable, and are not subject to, nor were they issued in violation of, any preemptive rights. Except as set forth in this Section 2.2(c), at the Effective Time, and as contemplated by this Agreement, there will not be any outstanding or authorized options, warrants, rights, subscriptions, claims of any character, agreements, obligations, convertible or exchangeable securities, or other commitments, contingent or otherwise, relating to FSCI Common Stock or any other shares of capital stock of FSCI, pursuant to which FSCI is or may become obligated to issue shares of FSCI Common Stock, any other shares of its capital stock or any securities convertible into, exchangeable for, or evidencing the right to subscribe for, any shares of the capital stock of FSCI.

                         (ii) The  authorized  capital  stock of FSG consists of
10,000,000 shares of common stock ("FSG Common Stock"),of which, as of the Effective Time, 1,000,000 will be issued (including 100,000 shares issued to
FSCI) and outstanding or reserved for issuance under options or warrants. Except as set forth in the preceding sentence, (A) no shares of FSG Common Stock are reserved for issuance pursuant to outstanding options or stock incentive plans,
(B) all issued and outstanding FSG Common Stock is owned beneficially by FSCI and FSCI Shareholder, and (C) no shares of FSG Common Stock are held in FSG's treasury. All issued and outstanding shares of FSG Common Stock have been validly issued and are fully paid and nonassessable, and are not subject to, nor were they issued in violation of, any preemptive rights. Except as set forth in this Section 2.2(c), at the Effective Time, and as contemplated by this Agreement, there will not be any outstanding or authorized options, warrants, rights, subscriptions, claims of any character, agreements, obligations, convertible or exchangeable securities, or other commitments, contingent or otherwise, relating to FSG Common Stock or any other shares of capital stock of FSG, pursuant to which FSG is or may become obligated to issue shares of FSG Common Stock, any other shares of its capital stock or any securities convertible into, exchangeable for, or evidencing the right to subscribe for, any shares of the capital stock of FSG.

                         (iii) The  interests  in the Gas  Partnership  owned by
FSCI are fully paid and nonassessable, were issued by the Gas Partnership in accordance with the Gas Partnership's partnership agreement dated September 9, 1992 ("Gas Partnership Agreement"), and are owned, of record and beneficially, by FSCI free and clear of all liens and encumbrances. The partnership interests owned by FSCI in the Gas Partnership constitute a forty percent (40%) interest in the Gas Partnership. Except for those interests in the Gas Partnership owned by Toni Gas & Food Stores, Inc., a Florida corporation, that are subject to being and that will be purchased by FSCI immediately prior to the Effective Time, there are no other outstanding interests in the Gas Partnership nor are there any options, warrants, rights, subscriptions, claims of any character, agreements, obligations, convertible or exchangeable securities, or other commitments, contingent or otherwise, relating to interests in the Gas Partnership pursuant to which the Gas Partnership is or may become obligated or any Person is entitled to acquire any interest in the Gas Partnership or any securities convertible into, exchangeable for, or evidencing the right to subscribe for, any interest in the Gas Partnership. As of the Effective Time, there will be no restrictions of any kind in the Gas Partnership Agreement that prevent the payment of distributions by the Gas Partnership.

                         (iv)  At  the  Effective  time,  the  interests  in the
Drive-Thru Partnership owned by FSG and FSG Sub will be fully paid and nonassessable, will be issued by the Drive-Thru Partnership in accordance with the Drive-Thru Partnership's partnership agreement dated September 9, 1992 ("Drive-Thru Partnership Agreement"), and will be owned, of record and beneficially, by FSG and FSG Sub free and clear of all liens and encumbrances. The partnership interests owned by FSG in the Drive-Thru Partnership constitute a forty percent (99%) interest in the Drive-Thru Partnership. Except for those interests in the Drive-Thru Partnership owned by FSG Sub immediately prior to the Effective Time, there are no other outstanding interests in the Drive-Thru Partnership nor are there any options, warrants, rights, subscriptions, claims of any character, agreements, obligations, convertible or exchangeable securities, or other commitments, contingent or otherwise, relating to interests in the Drive-Thru Partnership pursuant to which the Drive-Thru Partnership is or may become obligated or any Person is entitled to acquire any interest in the Drive-Thru Partnership or any securities convertible into, exchangeable for, or evidencing the right to subscribe for, any interest in the Drive-Thru Partnership. As of the Effective Time, there will be no restrictions of any kind in the Drive-Thru Partnership Agreement that prevent the payment of distributions by the Drive-Thru Partnership.

                         (v) Except for its interests in the Gas Partnership and
stock of FSG and FSCI Sub that FSCI will acquire pursuant to or in furtherance of the Toni Agreement immediately prior to the Effective Time, at the Effective Time FSCI will not own, directly or indirectly, any capital stock or other equity interest in any Person or have any direct or indirect equity or ownership interest in any Person. Except as contemplated by this Agreement, each of FSCI, FSCI Sub, FSG, FSG Sub, and the Partnerships are not subject to any obligation or requirement to provide funds for or to make any investments (in the form of a loan, capital contribution or otherwise) to or in any Person.

                    (d) Consents and Approvals; No Violations. Assuming that filings required under the HSR Act are made and the waiting period thereunder has been terminated or has expired, the filing of the Certificate of Merger and other appropriate merger documents, if any, as required by the DGCL or under the applicable provisions of Florida law, are made, and the Bankruptcy Court enters an order, that may be the Confirmation Order, approving the Merger and this Agreement, and subject to the receipt of those consents and approvals identified in Schedule 2.2(d), the execution and delivery of this Agreement by FSCI and the consummation by FSCI of the transactions contemplated hereby will not: (i) violate any provision of the Certificate of Incorporation or Bylaws of FSCI, FSCI Sub, FSG, or FSG Sub, respectively, or the Gas Partnership Agreement or Drive-Thru Partnership Agreement, each as in effect as of the Effective Time;
(ii) violate any statute, ordinance, rule, regulation, order or decree of any court or of any governmental or regulatory body, agency or authority applicable to FSCI, FSCI Sub, FSG, FSG Sub, the Partnerships, or by which their respective properties or assets may be bound; (iii) require any filing with, or permit, consent or approval of, or the giving of any notice to any governmental or regulatory body, agency or authority; (iv) result in a violation or breach of, conflict with, constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of FSCI, FSCI Sub, FSG, FSG Sub, or the Partnerships under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, franchise, permit, agreement, lease or other instrument or obligation to which FSCI, FSCI Sub, FSG, FSG Sub, or the Partnerships are a party, or by which they or their respective properties or assets may be bound, excluding from the foregoing clauses (iii) and (iv) filings, notices, permits, consents and approvals the absence of which, and violations, breaches, defaults, conflicts and liens that, in the aggregate, would not have a material adverse effect on the Condition of FSCI, FSCI Sub, FSG, FSG Sub, or the Partnerships taken as a whole; or (v) trigger any consent or approval requirements with respect to those leases, licenses, permits, or approvals held by the Partnerships (excluding those leases, licenses, permits, or approvals with respect to the Walk-In Convenience Stores Partnerships to another entity in accordance with this Agreement).

                    (e) FSCI Reports and Financial Statements. FSCI has delivered to the Company combined balance sheets for the Partnerships and each of their combined affiliates as of the end of the fiscal years ended September 1, 1996, August 31, 1997 and August 30, 1998 and the combined statements of operations, combined statement of equity and consolidated statements of changes in financial position for the Partnerships and each of their combined affiliates for the fiscal years ended September 1, 1996, August 31, 1997 and August 30, 1998. Such financial statements were prepared in accordance with generally accepted accounting principles (as in effect at the time such financial statements were prepared) applied on a consistent basis (except as may be indicated therein or in the notes or schedules thereto) and fairly present in all material respects the combined financial position of the Partnerships and their combined affiliates as of the dates thereof and the results of their operations and changes in financial position for the periods then ended.

                    (f)  Absence  of Certain  Changes.  Except as  disclosed  in
Schedule 2.2(f) hereto, since December 31, 1998: (i) there has not been any material adverse change in the Condition of FSCI, FSCI Sub, FSG, FSG Sub, or the Partnerships, taken as a whole; (ii) the businesses of FSCI, FSCI Sub, FSG, FSG Sub, and the Partnerships have been conducted only in the ordinary course; (iii) FSCI, FSCI Sub, FSG, FSG Sub, and the Partnerships have not incurred any material liabilities (direct, contingent or otherwise) or engaged in any material transaction or entered into any material agreement outside the ordinary course of business; (iv) FSCI, FSCI Sub, FSG, FSG Sub, and the Partnerships have not increased the compensation of any officer or granted any general salary or benefits increase to their employees other than in the ordinary course of business; and (v) FSCI, FSCI Sub, FSG, FSG Sub, and the Partnerships have not taken any action referred to in Section 3.4 hereof except as permitted or required thereby.

                    (g) Minute Books. The minute books of FSCI, FSG, and the managing general partner of the Partnership, as previously made available to the Company and its representatives, contain accurate records of all meetings of the stockholders or partners, as appropriate, all corporate actions or written consents by the stockholders and Boards of Directors of FSCI and FSG, and all actions on behalf of the Partnership by the managing general partner of the Partnership since January 1, 1996.

                    (h) Title to Properties; Encumbrances.

                         (i) FSCI,  FSCI Sub, FSG, FSG Sub and the  Partnerships
have, or will acquire contemporaneously with the Merger, good, valid and marketable title to all of their respective material tangible properties and assets (real and personal), including, without limitation, all the properties and assets reflected in Schedule 2.2(h), subject to no encumbrance, lien, charge or other restriction of any kind or character, except for (A) liens pertaining to indebtedness reflected in the balance sheets of the Partnerships and described on Schedule 2.2(h), (B) liens consisting of zoning or planning restrictions, easements, permits and other restrictions or limitations on the use of real property or irregularities in title thereto that do not materially detract from the value of, or impair the use of, such property by FSCI, FSCI Sub, FSG, FSG Sub, or the Partnerships in the operation of their respective businesses, (C) liens for current taxes, assessments or governmental charges or levies on property not yet due and delinquent, and (D) statutory landlord's liens, liens granted to landlords under leases for the FSCI Facilities, and fee mortgages made by such landlords.

                         (ii)  Schedule  2.2(h)  sets  forth a list of all  FSCI
Facilities now being occupied, or to be occupied on the Closing Date, by FSCI, FSCI Sub, FSG, FSG Sub, or the Partnerships or used in connection with their respective operations. The FSCI Facilities are all, or will be on the Closing Date, premises leased or owned by FSCI, FSCI Sub, FSG, FSG Sub, or the Partnerships. Schedule 2.2(h) describes those leases of FSCI Facilities that require the landlord's consent to assignment of such leases. No notices of any building or health code violations with respect to any of the FSCI Facilities have been received and are pending or uncured which would be material to any FSCI Facility. Each of FSCI, FSCI Sub, FSG, FSG Sub, and the Partnerships have complied with all federal, state and local laws, ordinances, rules and regulations applicable to each FSCI Facility, except where the failure to so comply would not have a material adverse effect on the Condition of FSCI, FSCI Sub, FSG, FSG Sub, or the Partnerships. Except as disclosed in Schedule 2.2(h), there is no pending, proposed, or, to FSCI's, knowledge, threatened condemnation, eminent domain, or similar proceeding affecting any of the FSCI Facilities.

                    (i) Compliance with Laws. FSCI, FSCI Sub, FSG, FSG Sub and the Partnerships are in compliance with all applicable laws, regulations, orders, judgments and decrees except where the failure to so comply with the same would not have a material adverse effect on the Condition of FSCI, FSCI Sub, FSG, FSG Sub, or the Partnerships taken as a whole.

                    (j) Litigation. Except as set forth in Schedule 2.2(j) hereto, there is no action, suit, proceeding at law or in equity, or any arbitration or any administrative or other proceeding by or before (or to the best knowledge, information and belief of the Company any investigation by) any governmental or other instrumentality or agency, pending, or, to the best knowledge, information and belief of FSCI, threatened, against or affecting FSCI, FSG, the Partnership, or any of their respective properties or rights that could have a material adverse effect on the Condition of FSCI, FSCI Sub, FSG, FSG Sub, or the Partnerships. There are no such suits, actions, claims, proceedings or investigations pending or, to the best knowledge, information and belief of FSCI, threatened, seeking to prevent or challenging the transactions contemplated by this Agreement. FSCI, FSCI Sub, FSG, FSG Sub, and the
Partnerships are not subject to any judgment, order or decree entered in any lawsuit or proceeding that could have a material adverse effect on the Condition of FSCI, FSCI Sub, FSG, FSG Sub, or the Partnerships, taken as a whole or on the ability of FSCI, FSCI Sub, FSG, FSG Sub, or the Partnerships to conduct their respective businesses as presently conducted. Schedule 2.2(j) sets forth all litigation involving FSCI, FSCI Sub, FSG, FSG Sub, or the Partnerships that is pending or, to FSCI's knowledge, threatened against FSCI, FSCI Sub, FSG, FSG Sub, or the Partnerships.

                    (k) Employee Benefit Plans.

                         (i) List of Plans.  Set forth in Schedule  2.2(k) is an
accurate and complete  list of all Employee  Benefit Plans within the meaning of
Section 3(3) of ERISA, whether or not any such Employee Benefit Plans are otherwise exempt from the provisions of ERISA, established, maintained or contributed to by FSCI, FSCI Sub, FSG, FSG Sub, or the Partnerships (including, for this purpose and for the purpose of all of the representations in this
Section 2.2(k)), all employers (whether or not incorporated) that by reason of common control are treated together with the Company as a single employer within the meaning of Section 414 of the Code).

                         (ii)  Status of Plans.  Except as set forth in Schedule
22(k) FSCI, FSCI Sub, FSG, FSG Sub, and the Partnerships do not maintain any Employee Benefit Plans subject to ERISA.

                         (iii) Contributions.  Full payment has been made of all
amounts that FSCI, FSCI Sub, FSG, FSG Sub, or the Partnerships are required, under applicable law or under any Employee Benefit Plan or any agreement relating to any Employee Benefit Plan to which FSCI, or FSG or the Partnership is or was a party, to have paid as contributions thereto as of the last day of the most recent fiscal year of such Employee Benefit Plan ended prior to the date hereof. FSCI has made adequate provision for reserves to meet contributions that have not been made because they are not yet due under the terms of any Employee Benefit Plan or related agreements. Benefits under all Employee Benefit Plans are as represented and have not been increased subsequent to the date as of which documents have been provided to the Company.

                         (iv) [Intentionally Omitted]

                         (v) Tax  Qualification.  Each Employee  Benefit Plan of
FSCI, FSCI Sub, FSG, FSG Sub, and the Partnerships intended to be qualified under Section 401(a) of the Code has been determined to be so qualified by the Internal Revenue Service and nothing has occurred since the date of the last such determination that resulted or is likely to result in the revocation of such determination.

                         (vi)  Transactions.  No Reportable Event (as defined in
Section 4043 of ERISA) for which the 30-day notice requirement has not been waived by the PBGC has occurred with respect to any Employee Benefit Plan maintained by FSCI, FSCI Sub, FSG, FSG Sub, or the Partnerships and FSCI, FSCI Sub, FSG, FSG Sub, and the Partnerships have not engaged in any transaction with respect to the Employee Benefit Plans maintained by them that would subject any of them to a tax, penalty or liability for prohibited transactions under ERISA or the Code nor have any of their respective directors, officers, partners, or employees to the extent they or any of them are fiduciaries with respect to such Employee Benefit Plans, breached any of their responsibilities or obligations imposed upon fiduciaries under Title I of ERISA or would result in any claim being made under or by or on behalf of any such Employee Benefit Plans by any party with standing to make such claim.

                         (vii)  Other  Plans.  The  Company  currently  does not
maintain any employee or non-employee benefit plans or any other foreign pension, welfare or retirement benefit plans other than those listed in Schedule 2.1(k).

                         (viii)  Documents.  FSCI  has  made  available  to  the
Company and its counsel true and complete copies of (A) all Employee Benefit Plans maintained by FSCI, FSCI Sub, FSG, FSG Sub, and the Partnerships as in effect, together with all amendments thereto that will become effective at a later date, as well as the latest Internal Revenue Service determination letter obtained with respect to any such Employee Benefit Plan qualified under Section 401 or 501 of the Code and (B) Form 5500 for the most recent completed fiscal year for each such Employee Benefit Plan required to file such form.

                    (l) Employment Relations and Agreements. (i) FSCI, FSCI Sub, FSG, FSG Sub, and the Partnerships are in substantial compliance with all federal, state or other applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and have not and are not engaged in any unfair labor practice; (ii) to the knowledge of FSCI, no unfair labor practice complaint against FSCI, FSCI Sub, FSG, FSG Sub, or the Partnerships is pending before the National Labor Relations Board; (iii) there is no labor strike, dispute, slowdown or stoppage actually pending or, to the knowledge of FSCI, threatened against or involving FSCI, FSCI Sub, FSG, FSG Sub, or the Partnerships; (iv) no representation question exists respecting the employees of FSCI , FSG, or the Partnership; (v) to the knowledge of FSCI, no grievance that might have a material adverse effect on the Condition of FSCI, FSCI Sub, FSG, FSG Sub, or the Partnerships or the conduct of their respective businesses exists, no arbitration proceeding arising out of or under any collective bargaining agreement is pending and no claim therefor has been asserted; (vi) no collective bargaining agreement is currently in effect or being negotiated by FSCI, FSCI Sub, FSG, FSG Sub, or the Partnerships; and (vii) none of FSCI, FSCI Sub, FSG, FSG Sub, or the Partnerships has experienced any material labor difficulty during the last three years. There has not been, and, to the best knowledge of FSCI, there will not be, any change in relations with employees of FSCI, FSCI Sub, FSG, FSG Sub, or the Partnerships as a result of the transactions contemplated by this Agreement that could have a material adverse effect on the Condition of FSCI, FSG, the Partnership, or the Surviving Corporation, taken as a whole. Except as disclosed in Schedule 2.2(l) attached hereto (which schedule lists the maximum payment that could be owed), there exist no employment, consulting, severance or indemnification agreements (x) between FSCI and any director, officer or employee of FSCI or any agreement that would give any Person the right to receive any payment from FSCI as a result of the Merger, (y) between FSG and any director, officer or employee of FSG or any agreement that would give any Person the right to receive any payment from FSG as a result of the Merger, and (z) between the Partnership and any partner or employee of the Partnership or any agreement that would give any Person the right to receive any payment from the Partnership as a result of the Merger.

                    (m) [Intentionally Omitted]

                    (n) Taxes. FSCI, FSCI Sub, FSG, FSG Sub, and the Partnerships have filed or caused to be filed, within the times and in the manner prescribed by law (including permitted extensions of time to file), all federal, state, local and foreign tax returns and tax reports that are required to be filed by, or with respect to, FSCI, FSCI Sub, FSG, FSG Sub, or the Partnerships. All federal, state, local and foreign income, profits, franchise, sales, use, occupancy, excise and other taxes and assessments (including interest and penalties) payable by, or due from, FSCI, FSCI Sub, FSG, FSG Sub, or the Partnerships have been fully paid or adequately disclosed and fully provided for in the books and financial statements of FSCI, FSCI Sub, FSG, FSG Sub, and the Partnerships. No examination of any tax return of FSCI, FSCI Sub, FSG, FSG Sub, or the Partnerships is currently in progress. There are no outstanding agreements or waivers extending the statutory period of limitation applicable to any tax return of FSCI, FSCI Sub, FSG, FSG Sub, or the Partnerships.

                    (o) Liabilities. FSCI, FSCI Sub, FSG, FSG Sub, and the Partnerships have no material outstanding claims, liabilities or indebtedness, contingent or otherwise, required to be reflected in a financial statement prepared in accordance with GAAP, except as set forth in the financial statements delivered to the Company, or referred to in the footnotes thereto, other than liabilities incurred subsequent to December 31, 1998 in the ordinary course of business not involving borrowings by FSCI, FSCI Sub, FSG, FSG Sub, or the Partnerships. FSCI, FSCI Sub, FSG, FSG Sub, and the Partnerships are not in default in respect of the material terms and conditions of any material indebtedness or other agreement.

                    (p) Intellectual Properties. In the operation of its business, FSCI, FSCI Sub, FSG, FSG Sub, and the Partnerships have used, and currently use, domestic and foreign patents, patent applications, patent licenses, software licenses, know-how licenses, trade names, trademarks, copyrights, unpatented inventions, service marks, trademark registrations and applications, service mark registrations and applications, copyright registrations and applications, trade secrets and other confidential proprietary information, other than commercially available computer software programs (collectively the "Farm Store Intellectual Property"). Schedule 2.2(p) attached hereto contains an accurate and complete list of all Farm Store Intellectual Property that is of material importance to the operation of the business of FSCI, FSCI Sub, FSG, FSG Sub, and the Partnerships. Unless otherwise indicated in Schedule 2.2(p), FSCI, FSCI Sub, FSG, FSG Sub, or the Partnerships owns the entire right, title and interest in and to the Farm Store Intellectual Property listed on Schedule 2.2(p) used in the operation of the businesses of FSCI, FSCI Sub, FSG, FSG Sub, and the Partnerships (including, without limitation, the exclusive right to use and license the same) and each item constituting part of the Farm Store Intellectual Property that is owned by FSCI, FSCI Sub, FSG, FSG Sub, or the Partnerships and listed on Schedule 2.2(p) has been, to the extent indicated in Schedule 2.2(p), duly registered with, filed in or issued by, as the case may be, the United States Patent and Trademark Office or such other government entities, domestic or foreign, as are indicated in Schedule 2.2(p) and such registrations, filings and issuances remain in full force and effect. To the best knowledge of FSCI, except as stated in such Schedule 2.2(p), there are no pending or threatened proceedings or litigation or other adverse claims affecting or with respect to the Farm Store Intellectual Property. Schedule 2.2(p) lists all material notices or claims currently pending or received by FSCI, FSCI Sub, FSG, FSG Sub, or the Partnerships during the past two years that claim infringement, contributory infringement, inducement to infringe, misappropriation or breach by FSCI, FSCI Sub, FSG, FSG Sub, or the Partnerships of any domestic or foreign patents, patent applications, patent licenses and know-how licenses, trade names, trademark registrations and applications, service marks, copyrights, copyright registrations or applications, trade secrets or other confidential proprietary information. To the best knowledge of FSCI, except as indicated on Schedule 2.2(p), no Person is materially infringing the Farm Store Intellectual Property.

                    (q) Broker's or Finder's Fee. No agent, broker, Person or firm acting on behalf of FSCI, FSG, the Partnership, or FSCI Shareholder is, or will be, entitled to any fee, commission or broker's or finder's fees from any of the parties hereto, or from any Person controlling, controlled by, or under common control with any of the parties hereto, in connection with this Agreement or any of the transactions contemplated hereby.

                    (r) Environmental Matters. Except as disclosed on Schedule 2.2(r) attached hereto:

                         (i) FSCI, FSCI Sub, FSG, FSG Sub, and the  Partnerships
are, and at all times have been, in substantial compliance with, and have not been and are not in violation of or liable under, any Environmental Law with respect to any of their respective real property, leaseholds or other real property interests owned or leased by the FSCI, FSCI Sub, FSG, FSG Sub, or the Partnerships, and any buildings, plants, structures, or equipment (including motor vehicles), that are owned or leased both as of the date hereof and as of the Closing Date (collectively, "FSCI Facilities"). Except for matters covered by the applicable state remediation programs, FSCI, FSCI Sub, FSG, FSG Sub, and the Partnerships have not received any actual or threatened order, notice, or other communication from (A) any governmental body or private citizen acting in the public interest, or (B) the current or prior owner or operator of any FSCI Facilities, of any actual or potential violation or failure to comply with any Environmental Law, or of any actual or threatened obligation to undertake or bear the cost of any Environmental, Health, and Safety Liabilities with respect to any of the FSCI Facilities or any other properties or assets (whether real, personal, or mixed) in which FSCI, FSCI Sub, FSG, FSG Sub, or the Partnerships has an interest, or with respect to any FSCI Facility at or to which Hazardous Materials were generated, manufactured, refined, transferred, imported, used, or processed by FSCI, FSG, the Partnership, or any other Person for whose conduct they are or may be held responsible, or from which Hazardous Materials have been transported, treated, stored, handled, transferred, disposed, recycled, or received.

                         (ii) There are no pending or, to the knowledge of FSCI,
threatened claims, liens, or other restrictions of any nature, resulting from any Environmental, Health, and Safety Liabilities or arising under or pursuant to any Environmental Law, with respect to or affecting any of the FSCI Facilities or any other properties and assets (whether real, personal, or mixed) in which FSCI, FSCI Sub, FSG, FSG Sub, or the Partnerships or its subsidiaries has an interest.

                         (iii)  Except for  matters  covered  by the  applicable
state remediation programs and/or by applicable insurance policies, FSCI, FSCI Sub, FSG, FSG Sub, and the Partnerships have not received any citation, directive, inquiry, notice, order, summons, warning, or other communication that relates to Hazardous Activity, Hazardous Materials, or any alleged, actual, or potential violation or failure to comply with any Environmental Law, or of any alleged, actual, or potential obligation to undertake or bear the cost of any Environmental, Health, and Safety Liabilities with respect to any of the FSCI Facilities.

                         (iv) Except for matters covered by the applicable state
remediation programs and/or by applicable insurance policies, FSCI, FSCI Sub, FSG, FSG Sub, and the Partnerships have no Environmental, Health, and Safety Liabilities with respect to the FSCI Facilities or with respect to any other properties and assets (whether real, personal, or mixed) in which FSCI, FSCI Sub, FSG, FSG Sub, or the Partnerships (or any predecessor), has an interest, or at any property geologically or hydrologically adjoining the FSCI Facilities or any such other property or assets.

                         (v) Except for matters covered by the applicable  state
remediation programs and/or by applicable insurance policies, there has been no Release or, to the knowledge of FSCI, threat of Release, of any Hazardous Materials at or from the FSCI Facilities or, to the knowledge of FSCI, at any other locations where any Hazardous Materials were generated, manufactured, refined, transferred, produced, imported, used, or processed from or by the FSCI Facilities, or from or by any other properties and assets (whether real, personal, or mixed) in which FSCI, FSCI Sub, FSG, FSG Sub, or the Partnerships has an interest, or, to the knowledge of the FSCI and FSCI Shareholder, any geologically or hydrologically adjoining property, whether by FSCI, FSG, the Partnership, or any other Person.

                         (vi) FSCI, FSCI Sub, FSG, FSG Sub, and the Partnerships
have made available to the Company true and complete copies and results of any reports, studies, analyses, tests, or monitoring possessed or initiated by FSCI, FSCI Sub, FSG, FSG Sub, or the Partnerships pertaining to Hazardous Materials or Hazardous Activities in, on, or under the FSCI Facilities, or concerning compliance by FSCI, FSG, the Partnership, or any other Person for whose conduct they are or may be held responsible, with Environmental Laws.

                    (s) Toni Agreement. Except as provided in Schedule 2.2(s), that certain letter agreement, by and between Jose P. Barad, as President of F.S. Dairy Plan, Inc., FSCI, and F.S. Stores, Inc., and Roberto Isaias, as President of Robi Dairy Plant, Inc., REW Dairy Investments, Inc., and Toni Gas & Food Stores, Inc., dated April 23, 1999 (the "Toni Agreement") a copy of which has been provided to the Company:

                         (i) has been duly executed and delivered by the parties
thereto;

                         (ii)  has  been  approved  by all  requisite  corporate
action of the parties thereto;

                         (iii)  constitutes  a valid and binding  obligation  of
each of the parties thereto, enforceable against each such party in accordance with its terms; and

                         (iv) constitutes the entire agreement among the parties
with respect to the transactions contemplated by the Toni Agreement and there have been no oral or written modifications to the Toni Agreement.

                    (t) Material Contracts. Schedule 2.2(t) identifies all material contracts, agreements and other written or oral arrangements to which FSCI, FSG or the Partnership is a party and true, correct and complete copies (with all amendments thereto) thereof have been made available to the Company. "Material" contracts, agreements and arrangements are those that obligate the parties, in the aggregate, to in excess of $50,000 of obligations. With respect to each written arrangement so listed: (i) the written arrangement is legal, valid, binding, enforceable, and in full force and effect, and has not been materially amended or altered; and (ii) FSCI, any subsidiary of FSCI, FSCI Sub, FSG, FSG Sub, and the Partnerships are not in breach or default, and no event has occurred that, with notice or lapse of time, or both, would constitute a breach or default by the FSCI, any subsidiary of FSCI, FSG or the Partnership or permit a party other than the Company or its subsidiaries to terminate, modify, or accelerate performance under any such written arrangement; and (iii) to FSCI's knowledge, no party other than FSCI, any subsidiary of FSCI, FSCI Sub, FSG, FSG Sub, or the Partnerships is in breach or default, and no event has occurred that, with notice or lapse of time, or both, would constitute a breach or default or permit termination, modification, or acceleration, under any such written arrangement.

                                   ARTICLE III

                  TRANSACTIONS PRIOR TO CLOSING DATE; COVENANTS

               Section 3.1 Access to Information Concerning Properties and Records.

                    (a) During the period commencing on the date hereof and ending on the Closing Date, the Company shall, and shall cause each of its subsidiaries to, upon reasonable notice, afford FSCI, and its counsel, accountants and other authorized representatives, full access during normal business hours to the properties, books and records of the Company and its subsidiaries in order that they may have the opportunity to make such investigations as they shall desire of the affairs of the Company and its subsidiaries; such investigation shall not, however, affect the representations and warranties made by the Company in this Agreement. The Company agrees to cause its officers and employees to furnish such additional financial and operating data and other information and respond to such inquiries as FSCI shall from time to time request.

                    (b) During the period commencing on the date hereof and ending on the Closing Date, FSCI, FSCI Sub, FSG, FSG Sub, and the Partnerships shall, upon reasonable notice, afford the Company, and its counsel, accountants and other authorized representatives, full access during normal business hours to the properties, books and records of FSCI, FSCI Sub, FSG, FSG Sub, and the Partnerships in order that it may have the opportunity to make such investigations as it shall desire of the affairs of FSCI, FSCI Sub, FSG, FSG Sub, and the Partnerships; such investigation shall not, however, affect the representations and warranties made by FSCI in this Agreement. FSCI, FSCI Sub, FSG, FSG Sub, and the Partnerships agree to cause their respective officers and employees to furnish such additional financial and operating data and other information and respond to such inquiries as the Company shall from time to time request.

               Section 3.2 Confidentiality. Information obtained by FSCI and the Company pursuant to Section 3.1 hereof shall be subject to the provisions of the Confidentiality Agreements between the Company and FSCI, each executed during June, 1999.

               Section 3.3 Conduct of the Business of the Company Pending the Closing Date. The Company agrees that, except as permitted, required or specifically contemplated by, or otherwise described in, this Agreement, as may be required by the Bankruptcy Court in connection with the Chapter 11 Case or Chapter 11 Plan, or otherwise consented to or approved in writing by FSCI, during the period commencing on the date hereof and ending on the Closing Date:

                    (a) The Company and each of its subsidiaries will conduct their respective operations only according to their ordinary and usual course of business and will use their best efforts to preserve intact their respective business organization, keep available the services of their officers and employees and maintain satisfactory relationships with licensors, suppliers, distributors, clients and others having business relationships with them;

                    (b) Neither the  Company nor any of its  subsidiaries  shall
(i) make any change in or amendment to its Certificate of Incorporation or By-Laws (or comparable governing documents); (ii) issue or sell any shares of its capital stock or any of its other securities, or issue any securities convertible into, or options, warrants or rights to purchase or subscribe to, or enter into any arrangement or contract with respect to the issuance or sale of, any shares of its capital stock or any of its other securities, or make any other changes in its capital structure; (iii) declare, pay or make any dividend or other distribution or payment with respect to, or split, redeem or reclassify, any shares of its capital stock; (iv) enter into any contract or commitment except contracts in the ordinary course of business, including without limitation, any acquisition of a material amount of assets or securities, any disposition of a material amount of assets or securities or release or relinquish any material contract rights; (v) amend any employee or non-employee benefit plan or program, employment agreement, license agreement or retirement agreement, or pay any bonus or contingent compensation, except in each case in the ordinary course of business consistent with past practice prior to the date of this Agreement; (vi) agree, in writing or otherwise, to take any of the foregoing actions;

                    (c) Without limiting the generality of subsection (a), above, the Company shall continue to pay its accounts payable in the ordinary course and in accordance with its regular and usual practices pertaining to timing of payment of such payables; and

                    (d) The Company shall not, and shall not permit any of its subsidiaries to, (i) take any action, engage in any transaction or enter into any agreement that would cause any of the representations or warranties set forth in Section 2.1 hereof to be materially untrue as of the Closing Date, or
(ii) purchase or acquire, or offer to purchase or acquire, any shares of capital stock of the Company.

               Section 3.4 Conduct of the Business of FSCI, FSCI Sub, FSG, FSG Sub, and the Partnerships Pending the Closing Date. FSCI agrees that, except as permitted, required or specifically contemplated by, or otherwise described in, this Agreement, or pursuant to alternative means to perform under the Toni Agreement, or otherwise consented to or approved in writing by the Company, during the period commencing on the date hereof and ending on the Closing Date:

                    (a) FSCI will conduct its operations, will not close any stores (except as set forth on schedule 3.4(a)), and will cause FSCI Sub, FSG, FSG Sub, and the Partnerships to conduct their operation, only according to their ordinary and usual course of business and will use its commercially reasonable best efforts to preserve intact their respective business organization, keep available the services of their officers and employees and maintain satisfactory relationships with licensors, suppliers, distributors, clients and others having business relationships with FSCI, FSCI Sub, FSG, FSG Sub, and the Partnerships;

                    (b) FSCI shall not and shall ensure that FSCI Sub, FSG, FSG Sub and the Partnerships do not (i) make any change in or amendment to its Certificate of Incorporation or By-Laws or partnership agreement (or comparable governing documents); (ii) issue or sell any shares of its capital stock or any of its other securities, or issue any securities convertible into, or options, warrants or rights to purchase or subscribe to, or enter into any arrangement or contract with respect to the issuance or sale of, any shares of its capital stock or any of its other securities, or make any other changes in its capital structure; (iii) declare, pay or make any dividend or other distribution or payment with respect to, or split, redeem or reclassify, any shares of its capital stock, except that, immediately prior to the Effective Time, the Partnerships may distribute its cash balances (other than funds in the cash registers of the "Walk-In Convenience Stores" (as defined below) as of the close of business on the business day immediately preceding the Effective Time) to the FSCI Shareholder; (iv) enter into any contract or commitment except contracts in the ordinary course of business, including without limitation, any acquisition of a material amount of assets or securities, any disposition of a material amount of assets or securities or release or relinquish any material contract rights; (v) amend any employee or non-employee benefit plan or program, employment agreement, license agreement or retirement agreement, or pay any bonus or contingent compensation, except in each case in the ordinary course of business consistent with past practice prior to the date of this Agreement; or
(vi) agree, in writing or otherwise, to take any of the foregoing actions;

                    (c) Without limiting the generality of subsection (a), above, FSCI, FSCI Sub, FSG, FSG Sub, and the Partnerships shall continue to pay their respective accounts payable in the ordinary course and in accordance with its regular and usual practices pertaining to timing of payment of such payables; and

                    (d) FSCI shall not, and shall cause FSCI Sub, FSG, FSG Sub, and the Partnerships not to, take any action, engage in any transaction or enter into any agreement that would cause any of the representations or warranties set forth in Section 2.2 hereof to be materially untrue as of the Closing Date.

               Section 3.5 Best Efforts. Each of the Company and FSCI shall, and the Company shall cause each of its subsidiaries to and FSCI shall cause each of FSCI Sub, FSG, FSG Sub, and the Partnerships to, cooperate and use their respective commercially reasonable best efforts to take, or cause to be taken, all appropriate action, and to make, or cause to be made, all filings necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including, without limitation, their respective best efforts to obtain, prior to the Closing Date, all licenses, permits, consents, approvals, authorizations, qualifications and orders of governmental authorities and parties to contracts with the Company and its subsidiaries as are necessary for consummation of the transactions contemplated by this Agreement and to fulfill the conditions to the Merger.

               Section 3.6 HSR Act. The Company and FSCI shall, as soon as practicable, file Notification and Report Forms under the HSR Act with the
Federal Trade Commission (the "FTC") and the Antitrust Division of the Department of Justice (the "Antitrust Division") and shall use their respective best efforts to respond as promptly as practicable to all inquiries received from the FTC or the Antitrust Division for additional information or documentation.

               Section 3.7 Merger Financing. FSCI shall use its best efforts together with HW Partners, L.P. to obtain, prior to the Effective Time, the Merger Financing. The Company and FSCI shall irrevocably commit the proceeds of the Merger Financing, as follows: (a) $17,000,000.00 for payment under the Toni Agreement by FSCI, (b) $3,000,000.00 for payment to the FSCI Shareholder as part of the Merger Consideration, (c) that amount required to make the payments due upon confirmation of the Chapter 11 Plan, and (d) the balance thereof for working capital or other corporate uses of the Surviving Corporation.

               Section 3.8 Plan  Covenants.  Unless and until this  Agreement is terminated by FSCI or the Company or the Bankruptcy Court fails to confirm the Chapter 11 Plan (after giving effect to whatever amendments thereto FSCI may agree), the Company will not actively solicit any Person (other than FSCI) for the purpose of pursuing a sale or merger transaction with the Company or its subsidiaries or the assets of any of them. Further, the Company agrees to provide FSCI with prompt written notice of any offer or expression of interest (written or otherwise) it receives from any third party for any such transaction, and to include in such notice the identity of the Person expressing such interest and a description of the transaction proposed by such Person. Unless and until this Agreement is terminated by FSCI or the Company, the Company agrees: (a) to actively and with best efforts support and not directly or indirectly oppose the confirmation of the Chapter 11 Plan; (b) not to amend or modify the Chapter 11 Plan without the written consent of FSCI; (c) not to file, sponsor, or promote any plan or reorganization or liquidation other than the Chapter 11 Plan; and (d) not to seek dismissal of the Chapter 11 Case or conversion of the Chapter 11 Case to a case under Chapter 7 of the Bankruptcy Code.

               Section 3.9 Casualty Stores. There are two (2) convenience stores that have been affected by casualty (each a "Casualty Store" and, collectively, "Casualty Stores"). The Gas Partnership shall have the right to either (a) rebuild the Casualty Stores as it sees fit, or (b) transfer the Casualty Stores to the Drive-Thru Partnership. The Surviving Corporation shall make this election by written notice to FSG within three (3) months after the Effective Time.

                                   ARTICLE IV

                         CONDITIONS PRECEDENT TO MERGER

               Section 4.1 Conditions Precedent to Obligations of UPC, UPC Merger Sub and FSCI. The respective obligations of FSCI, on the one hand, and the Company and UPC Merger Sub, on the other hand, to effect the Merger are subject to the satisfaction or waiver (subject to applicable law) at or prior to the Effective Time of each of the following conditions:

                    (a) Effectiveness of the Chapter 11 Plan. All conditions precedent to the effectiveness of the Chapter 11 Plan shall have been satisfied or waived.

                    (b) The Confirmation Order. The Confirmation Order shall have been entered in a form and content acceptable to FSCI and the Company, shall not have been modified, amended, dissolved, revoked or rescinded, shall be in full force and effect on the Closing Date, and, without the necessity of any further action or proceedings by the Company, any of its subsidiaries or the Bankruptcy Court, shall have, to the extent specified in the Plan, (i) on or prior to the Closing Date, effected a full and complete discharge and release of, and thereby extinguished, all debts of the Company and each of its subsidiaries (to the fullest extent possible under Section 1141(d)(1) of the Bankruptcy Code) (ii) extinguished all Existing Shares and Existing Equity Rights, and (iii) at and as of the Closing Date, authorized the issuance of New UPC Common Stock and New UPC Preferred Stock in accordance with the Plan.

                    (c) Government Consents. All government consents necessary for the consummation of the Merger shall have been received (except for government consents, the absence of which will, alone and in the aggregate, not have a material adverse effect on the Condition of the Surviving Corporation either on or after the Closing) and any waiting period (and any extension thereof) with respect to the HSR Act shall have expired or been terminated.

                    (d) Material Adverse Effect. Since the date hereof, there shall not have been any material adverse change with respect to the Company and its subsidiaries, FSCI, FSCI Sub, FSG, FSG Sub, or the Partnerships or their respective assets.

                    (e) Due Diligence. FSCI and the Company shall be reasonably satisfied with the results of their due diligence investigations;

                    (f) Injunction. No preliminary or permanent injunction or other order shall have been issued by any court or by any governmental or regulatory agency, body or authority that prohibits the consummation of the Merger and the transactions contemplated by this Agreement and that is in effect at the Effective Time;

                    (g) Statutes. No statute, rule, regulation, executive order, decree or order of any kind shall have been enacted, entered, promulgated or enforced by any court or governmental authority that prohibits the consummation of the Merger or has the effect of making the issuance or the purchase of the Merger Stock illegal.

                    (h) Merger Financing. The Merger Financing shall have been obtained, all conditions to the full funding of the Merger Financing shall have been satisfied or waived, and the proceeds of the Merger Financing shall have been irrevocably committed as provided in Section 3.7 of this Agreement.

                    (i) Employment Agreements. The Company shall have entered into Employment Agreements with Jose Bared and Carlos Bared.

               Section 4.2 Conditions Precedent to Obligations of FSCI. The obligations of FSCI and FSCI Shareholder to effect the Merger are also subject to the satisfaction or waiver, at or prior to the Effective Time, of each of the following conditions:

                    (a) Accuracy of Representations and Warranties. All representations and warranties of the Company and UPC Merger Sub contained herein shall be true and correct in all material respects as of the date hereof and at and as of the Closing, with the same force and effect as though made on and as of the Closing Date, except for representations and warranties made expressly as of a prior date, that shall continue to be true and correct in all material respects as of such prior date.

                    (b) Performance by Company. The Company and UPC Merger Sub shall have performed in all material respects all obligations and agreements, and complied in all material respects with all covenants and conditions, contained in this Agreement to be performed or complied with by it prior to the Closing Date;

                    (c) License Agreement. Both the Company and FSCI shall have executed and delivered a License Agreement, substantially in the form attached hereto as Exhibit E, with respect to the Company's management of FSG from and after the Effective Time; and

                    (d) Management Agreement. Both the Company and FSCI shall have executed and delivered a Management Agreement, substantially in the form attached hereto as Exhibit D, with respect to the Company's management of FSG from and after the Effective Time; and

                    (e) Resignations of Officers and Directors. On the Closing Date, all existing officers and directors of the Company and its subsidiaries shall have tendered their respective resignations.

                    (f) Other Transactions. The transactions contemplated by the Toni Agreement shall have been performed in their entirety and all consideration due there under shall have been paid.

                    (g) Employment Agreements; UPET Related Party Transactions. Those contracts or other arrangements identified in Schedule 4.2(f) shall have been terminated (or other arrangements reasonably satisfactory to FSCI shall have been concluded with respect thereto) and those releases identified in
Schedule 4.2(f) shall have been executed and delivered by the appropriate parties identified in Schedule 4.2(f).

                    (h) Required Approvals. The Company shall have secured or properly applied for all necessary consents, approvals, permits, or licenses necessary to allow the Surviving Corporation to continue, both on and after the Closing Date, the sale of all merchandise sold by the Company's stores on the date of this Agreement, including, without limitation, gasoline and petroleum products (both as branded and unbranded products), any products offered for sale under or pursuant to any franchise agreement or license, tobacco products, alcoholic beverages, money orders, and state lottery tickets.

                    (i) Distributor Agreement. The Company or FSCI and TCS Systems, Inc. shall have negotiated an agreement for the assignment to the Company of the Exxon Distributorship Agreement currently held by TCS Systems, Inc.

                    (j) Good Standing. All companies identified in Schedule 2.1(a) shall be in good standing in the jurisdiction in which such company was formed.

               Section 4.3 Conditions Precedent to Obligation of the Company and UPC Merger Sub. The obligations of the Company and UPC Merger Sub to effect the Merger is also subject to the satisfaction or waiver, at or prior to the Effective Time, of each of the following conditions:

                    (a) Accuracy of Representations and Warranties. All representations and warranties of FSCI contained herein shall be true and correct in all material respects as of the date hereof and at and as of the Closing, with the same force and effect as though made on and as of the Closing Date, except for representations and warranties made expressly as of a prior date, that shall continue to be true and correct in all material respects as of such prior date.

                    (b) Performance by FSCI. FSCI shall have performed in all material respects all obligations and agreements, and complied in all material respects with all covenants and conditions, contained in this Agreement to be performed or complied with by it prior to the Closing Date;

                    (c) License Agreement . The Company shall have received an executed original copy of a license agreement, substantially in the form of Exhibit E hereto, with respect to use of the "Farm Store" name;

                    (d) Required Approvals. FSCI shall have used its best effort to secure all necessary consents, approvals, permits, or licenses necessary to allow the Surviving Corporation and the Partnerships, as appropriate, to continue, both on and after the Closing Date, the sale of all merchandise sold by the Walk-In Convenience Stores and the Drive-Thrus on the date of this Agreement, including, without limitation, gasoline and petroleum products (both as branded and unbranded products), any products offered for sale under or pursuant to any franchise agreement or license, tobacco products, alcoholic beverages, money orders, and state lottery tickets; provided, however, that FSCI shall on or before the Effective Date, secure all landlord consents necessary with respect to that certain Convenience Store number 2651 located in Osceola County, Florida (the "Required Consent Store") or deliver to the Company $450,000. In the event of a failure to secure, on or before the Effective Time, any necessary consents, approvals, permits, or licenses with respect to the transfer of any Convenience Store other than the Required Consent Store (each a "Non-Compliant Store"), then, as of the Effective Time, the Surviving Corporation shall assume all beneficial interests in and to such Non-Compliant Store, including all benefits and burdens related to ownership of such Non-Compliant Store, but legal title to such Non-Compliant Store shall be retained by the Drive-Thru Partnership and not be conveyed to the Surviving Corporation until such time, not to exceed sixty (60) days from and after the Effective Date, as the Drive-Thru Partnership, at the Drive-Thru Partnership's expense, shall have obtained such necessary consents, approvals, permits, or licenses with respect to such Non-Compliant Store. During such time, the Drive-Thru Partnership shall operate any Non-Compliant Store solely for the benefit of and without any management fee to the Surviving Corporation. If, upon the expiration of the sixty-day period after the Effective Date, the Drive-Thru Partnership has not obtained the required consents with respect to a Non-Compliant Store, then FSE shall initiate litigation and bear all costs related to obtaining such consents.

                    (e)  Ownership  of  Assets.  Subject  to the  provisions  of
Section 4.3(d) and as described on schedule 3.4(a), on the Effective Date and immediately prior to the Effective Time:

                         (i) FSCI shall own (A) ten percent  (10%) of the issued
and outstanding common stock of FSG, (B) an agreement, subject to approval by the Board of Directors of the Company, to purchase up to an additional fifteen percent (15%) of the issued and outstanding common stock of FSG, under a Purchase Agreement in substantially the form attached as Exhibit F, (C) eleven
(11) retail convenience stores that do not sell gasoline and petroleum products ("Convenience Stores"), and (D) all issued and outstanding stock of FSCI Sub;

                         (ii)  FSCI  and  FSCI  Sub  will  own  all  outstanding
interests in the Gas Partnership;

                         (iii)  The Gas  Partnership  shall  own or  lease,  (A)
sixty-seven (67) retail convenience stores that also sell gasoline and petroleum products ("Gas Stores"), (B) nine (9) parcels of real estate on which Walk-In Convenience Stores are situated, (C) two (2) Casualty Stores, and (D) inventory (at customary levels used in the operation of the Walk-In Convenience Stores), store fixtures and equipment, merchandise, accounts and general intangibles used in the operation of the Walk-In Convenience Stores at that time;

                         (iv)  FSG  and  FSG  Sub  shall  own  all   outstanding
interests in the Drive-Thru Partnership; and

                         (v) The Drive-Thru  Partnership  shall own or lease (A)
all one hundred eight (108) "drive-thru" retail convenience stores operated by the Drive-Thru Partnership on the date of this Agreement ("Drive-Thrus"), (B) eleven (11) retail convenience stores that do not sell gasoline or petroleum products (together with the Convenience Stores and the Gas Stores, the "Walk-In Convenience Stores"), and (C) all right, title, and interest in and to the trade names, trademarks, service marks, trade dress, logos, emblems relating to the name "Farm Stores."

                    (f) Closing Under Toni Agreement. The closing on the purchase of interests in the Partnerships under the Toni Agreement shall have occurred immediately prior to the Effective Time.

                                    ARTICLE V

                           TERMINATION AND ABANDONMENT

               Section 5.1 Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned, at any time prior to the Effective Time:

                    (a) by mutual written consent of the Company and UPC Merger Sub, on the one hand, and of FSCI and FSCI Shareholder, on the other hand; or

                    (b) by FSCI and FSCI Shareholder, on the one hand, or the Company and UPC Merger Sub, on the other hand, if the Effective Time shall not have occurred by October 15, 1999 or there has been a material breach of any representation, warranty, obligation, covenant, agreement or condition set forth in this Agreement on the part of the other party; or

                    (c) by FSCI if the Chapter 11 Case is dismissed or converted to a case under Chapter 7 of the Bankruptcy Code.

               Section 5.2 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 5.1 hereof by FSCI and FSCI Shareholder, on the one hand, or the Company and UPC Merger Sub, on the other hand, written notice thereof shall forthwith be given to the other party or parties specifying the provision hereof pursuant to which such termination is made, and this Agreement shall become void and have no effect, and there shall be no liability hereunder on the part of FSCI, FSCI Shareholder, the Company, or UPC Merger Sub, except that Sections 3.2 and 6.1 hereof shall survive any termination of this Agreement. Nothing in this Section 5.2 shall relieve any party to this Agreement of liability for breach of this Agreement.

                                   ARTICLE VI

                                  MISCELLANEOUS

               Section 6.1 Fees and Expenses. All costs and expenses incurred in connection with this Agreement and the consummation of the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, except for HSR fees payable by the Company as an acquiring person and the commitment fee payable to Hamilton Bancorp, Inc.

               Section 6.2 Representations and Warranties. The respective representations and warranties of the Company and UPC Merger Sub, on the one hand, and FSCI, on the other hand, contained herein or in any certificates or other documents delivered prior to or at the Closing shall not be deemed waived or otherwise affected by any investigation made by any party. However, this Agreement sets forth exclusively all of the parties' representations, warranties, covenants and agreements regarding the subject matter hereof, and no representations or statements of any party that is not included in this Agreement has been relied upon or shall have any legal effect. Except for the representations and warranties of the parties in this Agreement, each party has determined to enter into and consummate this Agreement based on its own independent investigation. Each and every such representation and warranty in this Agreement shall terminate as of, and not survive the Closing hereunder. This Section 6.2 shall have no effect upon any other obligation of the parties hereto, whether to be performed before or after the Effective Time.

               Section 6.3 Extension; Waiver. At any time prior to the Effective Time, the parties hereto, by action taken by or on behalf of the respective Boards of Directors of the Company, UPC Merger Sub or FSCI, may (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein by any other applicable party or in any document, certificate or writing delivered pursuant hereto by any other applicable party, or (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of any party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed by such party.

               Section 6.4 Notices. All notices, requests, demands, waivers and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given if delivered in person or mailed, certified or registered mail with postage prepaid, or Federal Express or other recognized overnight courier delivery service or sent by telex, telegram or telecopier, as follows:

                   (a)      if to the Company, to:

                            United Petroleum Corporation
                            2620 Mineral Springs Road
                            Suite A
                            Knoxville, TN 37917
                            Attention: President
                            Fax No.: (423)688-3463

                            with a copy (that will not constitute notice) to:

                            Young Conaway Stargatt & Taylor, LLP
                            Rodney Square North, 11th Floor
                            1100 North Market Street
                            P.O. Box 391
                            Wilmington, DE 19899-0391
                            Attention: Joel A. Waite, Esquire
                            Fax No.: (302)571-1253

                   (b)      if to the UPC Merger Sub, to:

                            c/o United Petroleum Corporation
                            2620 Mineral Springs Road
                            Suite A
                            Knoxville, TN 37917
                            Attention: President
                            Fax No.: (423)688-3463

                            with a copy (that will not constitute notice) to:

                            Young Conaway Stargatt & Taylor, LLP
                            Rodney Square North, 11th Floor
                            1100 North Market Street
                            P.O. Box 391
                            Wilmington, DE 19899-0391
                            Attention: Joel A. Waite, Esquire
                            Fax No.: (302)571-1253

                   (c)      if to FSCI, to:

                            F.S. Convenience Stores, Inc.
                            5800 N.W. 74th Ave.
                            Miami, FL 33166
                            Attention: President
                            Fax No.: (305) 592-2582

                            with a copy (that will not constitute notice) to:

                            Berger Davis & Singerman, P.A.
                            Suite 2950
                            200 South Biscayne Boulevard
                            Miami, Florida 33131
                            Attention: Daniel Lampert, Esquire
                            Fax No.: (305) 714-4340

or to such other Person or address as any party shall specify by notice in writing to each of the other parties. All such notices, requests, demands, waivers and communications shall be deemed to have been received on the date of delivery, or in the case of overnight courier service, the next business day, and unless if mailed, in which case on the third business day after the mailing thereof except for a notice of a change of address, that shall be effective only upon receipt thereof.

               Section 6.5 Entire Agreement. This Agreement and the schedules and other documents referred to herein or delivered pursuant hereto, collectively contain the entire understanding of the parties hereto with respect to the subject matter contained herein and supersede all prior representations, warranties, agreements and understandings, oral and written, with respect thereto. The information disclosed in any one schedule to this Agreement shall be deemed to be disclosed for purposes of each and every other schedule attached to, or representation made in, this Agreement, provided that proper cross-reference is made to the appropriate schedule setting forth such disclosure information.

               Section 6.6 Binding Effect; Benefit; Assignment. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties. Nothing in this Agreement, expressed or implied, is intended to confer on any Person other than the parties hereto or their respective successors and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement. This Agreement is executed and delivered by each party solely in a corporate capacity.

               Section 6.7 Amendment and Modification. Subject to applicable law, including but not limited to the requirements of the Bankruptcy Code and the orders of the Bankruptcy Court, this Agreement may be amended, modified and supplemented in writing by the parties hereto in any and all respects before the Effective Time, by action taken by the respective Boards of Directors of FSCI, UPC Merger Sub and the Company (or by the respective officers authorized by such Boards of Directors).

               Section 6.8 Further Actions. Each of the parties hereto agrees that, subject to its legal obligations, it will use its best efforts to fulfill all conditions precedent specified herein, to the extent that such conditions are within its control, and to do all things reasonably necessary to consummate the transactions contemplated hereby.

               Section 6.9 Headings. The descriptive headings of the several Articles and Sections of this Agreement are inserted for convenience only, do not constitute a part of this Agreement and shall not affect in any way the meaning or interpretation of this Agreement.

               Section 6.10 Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, and all of which together shall be deemed to be one and the same instrument.

               Section 6.11 Applicable Law. This Agreement and the legal relations between the parties hereto shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflict of laws rules thereof.

               Section 6.12 Severability. If any term, provision, covenant or restriction contained in this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions contained in this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

               Section 6.13 Definitions. Capitalized terms used throughout this Agreement shall have the meanings ascribed to them in this Agreement.

                    (a) Unless otherwise defined in the text of this Agreement, capitalized terms used in this Agreement shall have the following meanings:
"Closing" means the consummation of the transactions contemplated by this Agreement on the Closing Date.

                    "Company Disclosure Schedule" means the disclosure schedule prepared by the Company that is attached to this Agreement and incorporated by reference herein.

                    "Confirmation Order" means a final order entered by the Bankruptcy Court confirming the Chapter 11 Plan.

                    "Disclosure Statement" means the disclosure statement dated July 23, 1999 filed with the Bankruptcy Court on behalf of the Company and in support of the Chapter 11 Plan.

                    "Environmental Law" means any federal, state, local or foreign law (including common law), statute, code, ordinance, rule, regulation or other requirement relating in any way to the environment, natural resources, or public or employee health and safety and includes, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act ("CERCLA"), 42 U.S.C. ss. 9601 et seq., the Hazardous Materials Transportation Act, 49 U.S.C. ss. 1801 et seq., the Federal Insecticide, Fungicide, and Rodenticide Act, 7 U.S.C. ss. 136 et seq.., the Resource Conservation and Recovery Act ("RCRA"), 42 U.S.C. ss. 6901 et seq.., the Toxic Substances Control Act, 15 U.S.C. ss. 2601 et seq., the Clean Air Act, 42 U.S.C. ss. 7401 et seq., the Clean Water Act, 33 U.S.C. ss. 1251 et seq., the Occupational Safety and Health Act, 29 U.S.C. ss. 651 et seq.., and the Oil Pollution Act of 1990, 33 U.S.C. ss. 2701 et seq., as such laws have been amended or supplemented, and the regulations promulgated pursuant thereto, and all analogous state and local statutes.

                    "Environmental, Health, and Safety Liabilities" means any liability arising out of violation of an Environmental Law.

                    "Existing Equity Rights" means options, warrants, or rights of any nature to receive any form of capital stock of the Company other than New UPC Common Stock or New UPC Preferred Stock.

                    "Existing Shares" means all shares of capital stock of the Company other than New UPC Common Stock or New UPC Preferred Stock.

                    "FSCI Disclosure Schedule" means the disclosure schedule prepared by FSCI that is attached to this Agreement and incorporated by reference herein.

                    "Hazardous Activity" means any activity in which Hazardous Materials are used.

                    "Hazardous Material" means any substance, material or waste which is regulated by any Governmental Authority of the United States, the Applicable Foreign Jurisdiction or other national government, including, without limitation, any material, substance or waste which is defined as a "hazardous waste," "hazardous material," "hazardous substance," "extremely hazardous waste," "restricted hazardous waste," "contaminant," "toxic waste" or "toxic substance" under any provision of Environmental Law, which includes, but is not limited to, petroleum, petroleum products, asbestos, urea formaldehyde and polychlorinated biphenyls.

                    "Merger Financing" means a credit facility that will provide proceeds of not less than $20,000,000 and not more than $23,000,000 that will be
(i) secured by the Walk-In Convenience Stores, (ii) not require any personal guarantees of any shareholder of the Company, (iii) upon such other terms and conditions as shall be acceptable by FSCI and the Company, and (iv) after the Effective Time, will be an obligation of the Surviving Corporation.

                    "Person" means any natural person, corporation, general partnership, limited partnership, limited liability company, business trust, or other juridical entity.

                    "Release" means any release, spill, emission, leaking, pumping, pouring, dumping, emptying, injection, deposit, disposal, discharge, dispersal, leaching or migration on or into the indoor or outdoor environment or into or out of any property.

                    (b) Where any provision contained in this Agreement is expressly qualified by reference to "best knowledge," "knowledge," "known to" or similar qualification, the same shall mean the knowledge of any officer, director, or partner of a party.

                            (Signature Page Follows)

                  IN WITNESS WHEREOF, each of FSCI and the Company have caused this Agreement to be executed by their respective officers thereunto duly authorized, all as of the date first above-written.



Attest:                                    F.S. CONVENIENCE STORES, INC.,
                                           a Florida corporation


                                           By:
Secretary                                  Name:
                                           Title:



Attest:                                    UNITED PETROLEUM CORPORATION,
                                           a Delaware corporation


                                           By:
Secretary                                  Name:
                                           Title:



Attest:                                    UNITED PETROLEUM SUBSIDIARY, INC.,
                                           a Delaware corporation


                                           By:
Witness                                    Name:
                                           Title: